Contract for Sale of Iron Ore
Contract No.:

The Buyer
INTERNATIONAL ECONOMIC&TRADING CORP., WUGANG GROUP

Address:

945 Heping Street, Qingshan, Wuhan (430081), P.R. China

Ctc：Gao Weihua

The Buyer’s Bank Details

Account Name:
INTERNATIONAL ECONOMIC&TRADING CORP., WUGANG GROUP

Account No.:                      421860158145309805924

Bank Name：
BANK OF COMMUNICATIONS HUBEI PROVINCIAL BRANCH

Bank Address:       RUITONG PLAZA, 847, JIANSHE AVE.WUHAN 430015
P.R.CHINA（430015）

SWIFT Code: COMMCNSHWHN

The Seller ： E&M Group, Inc

Address ： 2373 West 208th Street Unit F4 Torrance California 90501, U.S.A.

Ctc：Dong Hwan Kim

The Seller Bank Details

Account Name:   #03053-76091
Bank Name：Bank Of America
Bank Address：3045 Wilshire Blvd Los Angeles, CA 90010
 SWIFT Code：026009593

This contract is made by and between the Buyer & Seller whereby the Buyer agrees to buy and the Seller agrees to sell with conditions as described below:

1. Definition
The terms below, when used in this Contract, shall have the following meanings and definitions:
1.1           MT  -  Metric ton(s)
1.2	DMT - Dry Metric Ton, a ton of iron sand dried at 105 degree
1.3           CFR -  Cost and Freight.
1.4           CCIC           China Certification & Inspection (Group) Co., Ltd.
1.5           BL, B/L                      -Bill(s) of Lading
1.6           LC, L/C                      -Letter of Credit
1.7           BG, B/G                      -Bank Guarantee
1.8           PB, P/B                      -Performance Bond
1.9        US$/USD United States Dollars

2. Commodity
2.1  Name: Iron Sand fine, 60% basis/min. (hereafter referred to as “Iron Sand” or “Goods”).
 (Fe) 60%
2.2  Packing：In bulk.
2.3  Country of Origin :  Indonesia
2.4  Loading Point： Tanjung Intan in Cilacap, Indonesia
2.5  Port of Destination: Taizhou jiangsu ，China
2.6 The Seller shall guarantee that there are no radioactive substances and/or contaminations in the cargo delivered under this contract.
2.7 Quantity and shipping period:
First lot to be delivered by October 15, 2010 and at least one lot to be delivered in the following months.
Quantity：30000T±5%per one ship（5% more or less shall be at Seller’s option）
30000 ±5%
Partial Shipment is not allowed, transshipment is not allowed.

3. Specifications:
3.1 Chemical Specification：
Fe=60%(Rejected if less than 56%)
TiO2≤10%（Rejected if more than 10%）
3.2	Physical specification
Fineness: 0-10mm≥95%

4. Price & Price Adjustments:
4.1 Base Price：USD74/DMT CFR Taizhou，jiangsu，china price adjustments：
 If the content of Fe is not up to the standard which mentioned as above as 60%, the price shall be adjusted based on the quality report issued by the CCIC in loading port as follows:
If the content of Fe is lower than 60%, every 0.1% lower shall lead to price reduction of USD0.2/DMT, and buyer reserves the right to reject the cargo if the content of Fe is lower than 56%.If the content of Fe is higher than 60%, every 0.1% higher shall lead to price increase of USD0.2/DMT

5. Payment Terms
5.1 The Seller shall T/T 2% contract amount to Buyer as Performance Bond within 3 working days after contract signing. The Performance Bond is to be a guarantee to buyer from the seller to secure time shipment and quality and quantity of the shipped cargo as per contract.
The Buyer shall through a 1st class bank in China open Irrevocable non-transferable Letter of Credit at sight in favor of the Seller for 100% contract value within 5 working days after receiving the Seller’s performance bond.

6. The Documents Required for Payment
6.1 The supplier should present the following documents for negotiation：
1) Three original copies of clean on board shipping company’s ocean bill of lading made out to order and bland endorsed mentioning “freight prepaid” and showing the weight of the cargo a；

2) Weight certificate issued by CCIC at the loading port in triplicate;
3) Three original copies plus three duplicate copies of commercial invoice mentioning the LC No., contract No. and showing the value on the commercial invoice in which way of having been calculated；
4) One original and two copies of certificate of origin issued by Indonesia chamber of commerce；
5) One original and two copies of certificate of draft survey issued by CCIC at loading port；
6) One original and 2 copies of quality certificate issued by CCIC at loading port for the actual cargo on board the vessel；
7) Beneficiary’s certificate certifying that the following documents have been sent to the LC opener by email or fax within 5 days after B/L date: one copy of commercial invoice, one copy of weight certificate issued by CCIC, one copy of  quality certificate issued by CCIC, one copy of certificate of draft survey  issued by CCIC, one copy of certificate of original issued by Indonesia chamber of commerce.

7. Weighing
7.1 Weighing shall be carried on at loading port by CCIC with charges to be born on seller’s account. The report issued CCIC shall be used as the base for the seller to issue commercial invoice. The representative of the buyer could participate the weighing at the loading port at their own cost.

8. Sample Drawing and Analysis
8.1 CCIC, as per the international standard shall analyze the content of Fe and other chemical ingredients in iron ore, the moisture loss at the temperature of 105 centigrade and the physical specifications on the condition of wet weight. Relative report shall be issued.
The charges for sampling and analyzing shall be borne by the seller. The seller shall within 3 working days advise the seller by fax the content of the analysis report.

9. Shipping Advice
9.1 The seller shall, 5 working days before the loading of the goods, notify by fax or email the buyer of contract number, commodity name,  quantity prepared for shipment and scheduled date of loading, estimated loading period and ETD of vessel.

The seller shall, within 3 working days after the cargo is fully loaded, notify by fax or email the buyer of contract number, commodity name, quantity loaded, B/L number, vessel departure date and ETA date.

10. Insurance
10.1 The seller shall, within twenty four (24) hours after the completion of the loading of the goods, notify by fax or email the buyer of contract number, vessel name, vessel built year, vessel flag, commodity name, weight loaded and vessel ETD so that the Buyer can arrange the insurance immediately.
If the buyer fails to cover the insurance in time due to the seller’s delay in notifying the above to the buyer by fax or email, all losses thus incurred shall be borne by the seller

11. Load
11.1  Per CFR terms stupilated in Incoterm 2000, Seller shall load the cargo passing the ship's rail that chartered by the Seller at and pay all and each charge before the cargo passes the ship board.
11.2 The Buyer shall pay all and each charge after the cargo passes the ship board at China port.
11.3 The Seller must obtain at his own risk and expense any export license or other official authorization and carry out where applicable, all customs formalities necessary for the export of the goods.
11.4 The Buyer must obtain at his own risk and expense any import license or other official authorization and carry out where applicable, all customs formalities necessary for the import of the goods.
 11.5 The Buyer may opt to monitor loading at the loading port at his own cost.

12. Details of Vessel：
12.1 The Seller shall not employ a vessel that is in excess of 20 years age and shall ensure that it is seaworthy and insurable with nil excess premium, If vessel proposed does not comply with these conditions, then Seller must first obtain the consent of the Buyer to the actual vessel proposed by first sending to Buyer full & complete details of the vessel proposed to be chartered, and obtaining the Buyer’s consent in writing via signed fax, before confirming the vessel. Dimensions of proposed vessel to be sent to Buyer to enable him to chartered the same.
12.2 The Buyer consents to be responsible for, and to incur on it’s own behalf, all expenses required to comply with all Charter Party Terms applicable at the Discharge Port, and to   perform the duties and responsibilities for securing early berthing and discharge at  Discharge Port, and responsible for any demurrage that may become payable to the Ship  Owner or Agent as the case may be.

13. Summary of Discharging Terms:
13.1 The Buyer must provide Discharge Company and Ship Service Company to arrange wharf  for discharging operation. If detention occurs that bring some expense Buyer will bear it.
13.2 Discharging Term: Customary Quick Dispatch (CQD)
13.3 Notice of readiness may be tendered in writing at any time atdnshinc wifpon, wiccon, wipon, wibom after the vessel has arrived at the port of discharge, or so near thereunto as she may be permitted to approach whether in port of discharge or not and is in every respect ready for discharging whether in berth or not.
13.4 Although appoint by the Seller, stevedores shall conduct operations in accordance with the vessel’s Master’s requirements. In any event, the Buyer shall always remains responsible for stevedore damage caused to the vessel at the Port of Discharge, whether by the stevedores’ default or negligence howsoever caused. Such damage shall be settled directly between the owners and stevedores and the Seller shall not be liable. In any event such damages are to be reported promptly on occurrence and confirmed in writing to the stevedores prior to the vessels departure from the Port of Discharge.

14. Demurrage：
14.1 The Buyer accepts the responsibility of demurrage and discharge expenses only at discharge port. The Buyer assures minimum 12,000MT to be discharge per WWD. The Buyer confirms 3 WWD for a 30,000MT vessel failure to comply with the discharge rate will result in the Buyer bearing the demurrages that occur there from.
 14.2 Acceptable demurrage variance for a 30,000MT vessel for a WWD will lie between USD 20,000 and USD25,000 and not exceed USD25,000 per WWD. The actual situation according to the port of discharge harbour affairs stipulated handles.
14.3 If there are any regulations applicable to entry of vessels and discharge of cargo, to Ports of China, then the Buyer shall take such steps as required, at it’s own cost, to comply with the said regulations, including but not limited to: application for entry/exit inspection, quarantine of vessel, and weights of cargo at Discharge Port, and meet all expenses for release of the vessel on its outward voyage from the Discharge Port.

15. Force Majeure：
15.1 Either the Seller or the Buyer shall be relieved of and excused from its obligation to perform hereunder during any period that their or its performance is prevented or delayed bywar, terrorist activities, blockade, revolution, riot, insurrection, civil commotion, strike, lockout, fire, flood, storm, tempest or other inclement weather condition, government restriction, regulation.

15.2 In the event that a Force Majeure condition occurs or is anticipated, the party directly affected shall advise the other party by cable or telex as soon as possible, and shall then submit a Certificate issued by Government Authority or Chamber of Commerce or excerpts of publication appearing in print media as an evidence of Force Majeure condition.

15.3 If Force Majeure lasts over one month, either party shall have the right to refuse further performance of this contract. In that case, neither party shall have the right to claim eventual damages.

16. Arbitration：
16.1 All disputes in connection with this contract or the execution thereof shall be settled by friendly negotiation. If no settlement can be reached, the case in dispute shall then be submitted for arbitration to the Arbitration which shall be approved by both parties in accordance with the Rules of Arbitration in effect at the time of applying for arbitration in HONG KONG. The arbitral award is final and binding upon both parties.
16.2 The fee for arbitration shall be borne by the losing party unless otherwise awarded by the Commission.
16.3 Should there be no such losing party or winning party as in the case of a compromise, the expenses shall be borne by initiating party, except in cases where the Seller and the Buyer agree otherwise on mutual consultation or where the Arbitrator gives a specific Award otherwise in which event the said Agreement or that specific Award shall be respected.

17. Non-Compliance Penalty：
17.1 In the event that arbitration shall conclusively and finally determine that the Seller has failed to perform under the terms of this agreement, the Seller hereby agrees to forfeit the Performance Bond posted herein and the Buyer shall be entitled to collect the full amount of the Performance Bond as its liquidated damages.

18. Incoterms：
18.1 For all terms and conditions not covered by above, Incoterms 2000， UCP500 and any further additions or amendments shall apply.

19. Notices：
19.1 Any communications referred to in this contract shall be in writing.

19.2 Such notices or other communication in this Article 15 shall be deemed to have been sufficiently given it personally delivered in writing, when delivered at the office of a party at the address of that party as noted above; mailed, on the tenth day after the date of posting by registered first class air-mail, postage prepaid, return receipt, correctly addressed to a party at the address of that party as noted above; facsimile, one (I) business day after being placed on the facsimile correctly addressed to a party whose address is noted above.

20. Amendment of the Contract：
20.1 Any amendment or modification to this contract shall be made in writing and subject to confirmation by the contracting parties and will be treated as an integral part of this contract.

21. Tax and Duties：
21.1 All taxes, (with the exception of port tax) duties, levies, dues, etc., of the Iron Ore loaded to the vessel in the loading port would be Seller’s account whereas those imposed in the country out side of the loading country would be Buyer’s account.

22. Limitation on Assignment：
22.1 Neither party may assign the whole or any part of its rights nor obligations under this contract to a third party without the prior consent in writing of the other party.

23. Liability：
23.1 The liability of a party in respect of any claim brought by the other party based on failure of the first party to fulfill its obligations under this Agreement shall be limited in any event to liability for loss suffered by the party aggrieved, excluding loss of profit and anticipated profit and all indirect or consequential loss or damage to the party aggrieved.

24. No Waiver：
24.1 No Waiver by either party of any provision of this Contract shall be binding unless made expressly and expressly confirmed in writing.  Further, any such waiver shall relate only to such matter, non-compliance or breach as it expressly relates to and shall not apply to any subsequent or other matter, non-compliance or breach.

25. Termination：
25.1 The termination of this contract shall applied in the event that either party : commits a material breach or default of this agreement which once notified of is not remedied within 30 (thirty) days of such notification, or should go into liquidation (other than voluntary liquidation for the purpose of corporate reconstruction) or if a receiver or of that undertaking and assets (or any part thereof) of either party should be appointed, or if either party should become bankrupt or insolvent, should enter into a deed of arrangement or a composition for the benefit of its creditors, or should do or suffer any equivalent act or thing under any applicable law.
25.2 Then other party may, by written notice, forthwith, terminate the Agreement without prejudice to any right of action or claim accrued on account of such termination.

26. Confidentiality and Non-Circumvention Clause：
26.1  All parties that are signatories to this contract agree not to circumvent the parties that  introduced Buyer and Seller to each other but to uphold this clause which is based on sound international business practices.
26.2  This Agreement is strictly confidential and shall not be disclosed except to appropriate governmental entities unless otherwise. Also both parties agree not to circumvent each other with their respective suppliers, Sellers or Buyers or their agents, representative(s) for a period of 5 (FIVE) years after the expiry or completion of the contract whichever is the latter.

27. Entire Agreement：
27.1  This contract contains the entire agreement between Buyer and Seller in relation to the sales purchase of Iron San and supersedes all prior negotiation, understandings agreements whether written or oral in relation to the contact.
27.2  This facsimile contract and documents content signed by both the Buyer and the Seller is to be considered the original. No future additions/deletions or amendments are valid unless put forward in writing and signed by both the Buyer and the Seller。No hand written changes is allowed.
27.3 Each party shall have two (2) copies of this similar Agreements with the same law effect.
27.4 This contract shall be valid from the date of signing up to December 31, 2010.

SIGN and SEAL:
SELLER :                                                   BUYER :

Name :      /s/Dong Hwan Kim                  Name : /s/ Gao Weihua

Date :      2010. 09. 17                                Date : 2010.9.25